EXHIBIT 107

FORM S-8

Registration Statement Under the Securities Act of 1933

(Form Type)

NSTS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common Stock	Rule 457(c) Rule 457(h)	755,714(2)	$8.84	$6,680,512	$0.0001102	$736.19
		Total Offering Amounts				$6,680,512		$736.19
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$736.19

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of the registrant which become issuable under the NSTS Bancorp, Inc. 2023 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction as a result of antidilution provisions contained therein.

(2)	Represents shares of Common Stock reserved for issuance and issuable under the Plan.
(3)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of the average of the high and low trading prices ($9.00 and $8.67, respectively) of the Common Stock on June 5, 2023, as reported on NASDAQ Capital Market.